                                                                     EXHIBIT (B)

            UBS LOAN FINANCE LLC                      UBS SECURITIES LLC
          677 Washington Boulevard                      299 Park Avenue
        Stamford, Connecticut 06901                New York, New York 10171

                                                               December 31, 2003

GEO Holdings Corp.
c/o Code Hennessy & Simmons IV, L.P.
10 South Wacker Drive
Suite 3175
Chicago, Illinois 60606

Attention: Daniel Hennessy and Marcus J. George

                  Bank and Bridge Facilities Commitment Letter

Ladies and Gentlemen:

                  You have advised UBS Loan Finance LLC ("UBS") and UBS Securities LLC ("UBSS" and, together with UBS, "we" or "us") that GEO Holdings Corp., a Delaware corporation ("Holdings") formed by affiliates of Code Hennessy & Simmons IV, L.P. ("Sponsor" or "you"), proposes to acquire (the "Acquisition") Gundle/SLT Environmental, Inc. (the "Acquired Business") pursuant to a merger agreement among Holdings, a wholly owned subsidiary of Holdings ("Borrower") and the Acquired Business (as amended, modified and supplemented from time to time, the "Merger Agreement"), pursuant to which the Borrower would merge with and into the Acquired Business. All references to "dollars" or "$" in this agreement and the attachments hereto (collectively, this "Commitment Letter") are references to United States dollars.

                  We understand that the sources of funds required to fund the Acquisition consideration, to repay existing indebtedness of the Acquired Business and its subsidiaries of up to $256.2 million (the "Refinancing"), to pay fees, commissions and expenses of up to $22.0 million in connection with the Transactions (as defined below) and to provide ongoing working capital requirements of Borrower and its subsidiaries following the Transactions will include:

         - senior secured credit facilities consisting of (i) a senior secured term loan facility to Borrower of $25.0 million (the "Term Loan Facility"), as described in the Summary of Principal Terms and Conditions attached hereto as Annex I (the "Bank Term Sheet") and (ii) a senior secured revolving credit facility to Borrower of $40.0 million (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Bank Facilities"), as described in the Bank Term Sheet, of which no more than $5.0 million shall be drawn after giving effect to the Transactions;

         - the issuance by Borrower of $150.0 million aggregate gross proceeds of unsecured senior or senior subordinated notes (the "Notes") pursuant to a Rule 144A offering (with registration rights) (the "Notes Offering") or, in the event the Notes are not issued at the time the Transactions are consummated, borrowings by Borrower of up

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                                      -2-

                  to $150.0 million under a senior unsecured credit facility (the "Bridge Facility" and, together with the Bank Facilities, the "Facilities"), as described in the Summary of Principal Terms and Conditions attached hereto as Annex II (the "Bridge Term Sheet" and, together with the Bank Term Sheet, the "Term Sheets");

         - common equity investments in Holdings and options for common equity investments of not less than $61.3 million (which may include up to $4.9 million of management rollover) by Sponsor, its affiliates, management and one or more other investors reasonably satisfactory to us (the "Equity Investors") on terms and conditions reasonably satisfactory to us, which investments shall be contributed to Borrower in cash as common equity (the "Equity Financing"); and

         - cash on the Acquired Business' balance sheet of $31.3 million and $5.6 million of cash proceeds from the exercise of options (which exercise may be netted against their purchase price).

If UBSS and you determine, in our mutual judgment, that there is a change in the high yield market such that it is no longer possible to successfully place the Notes, UBS and UBSS may, with your consent, restructure the Facilities into
(i)(x) a $120.0 million term loan facility and (y) a $40.0 million revolving credit facility (each with terms and upon conditions substantially similar to those outlined in Annexes I and III except for such changes as are necessary to reflect the Alternative Structure) and (ii) a $55.0 million mezzanine debt facility (the "Alternative Structure").

                  No other financing will be required for the uses described above. Immediately following the Transactions, neither Borrower nor any of its subsidiaries will have any indebtedness or preferred equity other than the Bank Facilities, the Notes or the Bridge Facility (or, in the event the Alternative Structure is used, the term loan facility, the revolving credit facility and the mezzanine debt facility thereunder as described in the preceding paragraph) and other indebtedness reasonably acceptable to UBSS. As used herein, the term "Transactions" means the Acquisition, the Refinancing, the initial borrowings under the Bank Facilities, the issuance of the Notes or the borrowings under the Bridge Facility (or, in the event the Alternative Structure is used, the borrowings thereunder), the Equity Financing and the payments of fees, commissions and expenses in connection with each of the foregoing.

         Commitments.

                  You have requested that UBS commit to provide the Facilities and that UBSS agree to structure, arrange and syndicate the Facilities.

                  UBS is pleased to advise you of its commitment to provide the entire amount of the Bank Facilities (or the Alternative Structure, if applicable) to Borrower upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. The commitment of UBS and each other Bank Lender (as defined below) hereunder is subject to the negotiation, execution and delivery of definitive documentation (the "Bank Documentation") with respect to the Bank Facilities (or the Alternative Structure, if applicable) satisfactory to UBS and the other Bank Lenders reflecting, among other things, the terms and conditions set forth in the Bank Term Sheet, in Annex III hereto (the "Cond-

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                                      -3-

itions Annex") and in the letter of even date herewith addressed to you providing, among other things, for certain fees relating to the Facilities (the "Fee Letter"). In addition, UBS is pleased to advise you of its commitment to provide the entire amount of the Bridge Facility to Borrower upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. The commitment of UBS and each other Bridge Lender (as defined below) hereunder is subject to the negotiation, execution and delivery of definitive documentation (the "Bridge Documentation" and, together with the Bank Documentation, the "Financing Documentation") with respect to the Bridge Facility satisfactory to UBS and the other Bridge Lenders reflecting, among other things, the terms and conditions set forth in the Bridge Term Sheet, the Conditions Annex and the Fee Letter. You agree that the closing date of the Acquisition and the concurrent closing of the Facilities and, if applicable, the Notes Offering (the "Closing Date") shall be a date mutually agreed upon between you and us, but in any event shall not occur until the terms and conditions hereof and in the Term Sheets and the Conditions Annex (including the conditions to initial funding) have been satisfied.

         Syndication.

                  It is agreed that UBSS will act as the sole and exclusive advisor, arranger and bookmanager for the Facilities, and will exclusively manage the syndication of the Facilities, and will, in such capacities, exclusively perform the duties and exercise the authority customarily associated with such roles. It is further agreed that no additional advisors, agents, co-agents, arrangers or bookmanagers will be appointed and no Lender (as defined below) will receive compensation with respect to any of the Facilities outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in such Facilities, in each case unless you and we so agree.

                  UBS reserves the right, prior to or after execution of the Bank Documentation, to syndicate all or a portion of its commitment to one or more institutions that will become parties to the Bank Documentation (UBS and the institutions becoming parties to the Bank Documentation, the "Bank Lenders"). UBS also reserves the right, prior to or after the execution of the Bridge Documentation, to syndicate all or a portion of its commitment to one or more institutions that will become parties to the Bridge Documentation (UBS and the institutions that will become parties to the Bridge Documentation, the "Bridge Lenders," and, together with the Bank Lenders, the "Lenders"). Upon any such additional Lender issuing a commitment that is addressed to you to provide a portion of any of the Facilities, UBS shall be released from a portion of its commitment in respect of such Facilities in an aggregate amount equal to the commitment of such Lender.

                  UBSS will exclusively manage all aspects of the syndication of the Facilities in consultation with you, including determination of when UBSS will approach potential additional Lenders, any naming rights and the final allocations of the commitments in respect of the Facilities among the additional Lenders. UBSS will appoint such additional Lenders, in each case subject to your consent, such consent not to be unreasonably withheld or delayed; provided, however, that in the event the Alternative Transaction is used, UBSS will appoint additional Lenders in consultation with you, but such appointments shall not require your consent. You agree to, and to use commercially reasonable efforts to cause Borrower and the Acquired Business to, actively assist UBSS in achieving a timely syndication of the Facilities that is reasonably satisfactory to UBSS and the Lenders participating in such Facilities. To assist UBSS in its syndication efforts, you agree that you will, and will cause your representatives and advisors to, and will use commercially reasonable efforts to cause Borrower and the
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                                      -4-

Acquired Business and their respective representatives and advisors to (subject to confidentiality obligations), (a) promptly prepare and provide all financial and other information as we may reasonably request with respect to you, Borrower, the Acquired Business, their respective subsidiaries and the transactions contemplated hereby, including but not limited to financial projections (the "Projections") relating to the foregoing, (b) use commercially reasonable efforts to ensure that the syndication efforts benefit materially from existing lending relationships of Sponsor, the Acquired Business and their respective subsidiaries, (c) make available, at reasonable times and upon reasonable advance notice, to prospective Lenders senior management and advisors of Sponsor, the Acquired Business (in the case of its advisors, limited to using reasonable best efforts) and their respective subsidiaries, (d) host, with UBSS, one or more meetings with prospective Lenders under each of the Facilities, (e) assist UBSS in the preparation of one or more confidential information memoranda satisfactory to UBSS and other marketing materials to be used in connection with the syndication of each of each of the Facilities, and (f) obtain, at your expense, monitored public ratings of each of the Bank Facility and the Notes from Moody's Investors Service ("Moody's") and Standard & Poor's Ratings Group ("S&P") at least 30 days prior to the Closing Date and to participate actively in the process of securing such ratings, including having senior management of Sponsor and the Acquired Business meet with such rating agencies.

         Information.

                  You hereby represent and covenant that, to the best of your knowledge (a) all information (other than the Projections) that has been or will be made available to any of the Lenders or UBSS by you, Borrower, the Acquired Business or any of your or their respective representatives in connection with the transactions contemplated hereby (the "Information"), when taken as a whole, is or will be complete and correct in all material respects as of the date delivered and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not materially misleading, and (b) the Projections that have been or will be made available to any of the Lenders or UBSS by you, Borrower, the Acquired Business or any of your or their respective representatives in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made (it being understood that such statements are inherently uncertain and that the actual results may materially differ). You agree to supplement the Information and the Projections from time to time prior to the completetion of syndication of the Facilities and agree to advise UBSS of all developments materially affecting Borrower, the Acquired Business, any of their respective subsidiaries or the transactions contemplated hereby or the accuracy of Information and Projections previously furnished to UBSS or any of the Lenders. You acknowledge that UBS and UBSS may share with any of their affiliates, and such affiliates may share with UBS and UBSS, any information related to Borrower, the Acquired Business, or any of their respective subsidiaries or affiliates (including in each case information relating to creditworthiness) and the transactions contemplated hereby.

         Compensation.

                  As consideration for the commitments of the Lenders hereunder with respect to the Facilities and the agreement of UBSS to structure, arrange and syndicate the Facilities and to provide advisory services in connection therewith, you agree to pay, or cause to be paid, to UBS the fees set

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                                      -5-

forth in the Term Sheets and the Fee Letter at the time and on the conditions set forth therein. Except as otherwise stated in the Fee Letter, once paid, such fees shall not be refundable under any circumstances.

         Conditions.

                  The commitment of the Lenders hereunder with respect to each of the Facilities and UBSS's agreement to perform the services described herein may be terminated by UBS if (i) any information determined by UBS to be material submitted to UBS by or on behalf of Sponsor, Borrower, the Acquired Business or any of their respective subsidiaries or affiliates is inaccurate, incomplete or misleading; (ii) the transactions contemplated hereby (including borrowings under the Facilities) are not in full compliance with all applicable legal requirements, including without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System; (iii) there shall be any pending or threatened litigation or other proceedings (private or governmental) with respect to any of the transactions contemplated hereby; (iv) any change shall have occurred since December 31, 2002, or any additional information is disclosed to or discovered by UBS (including, without limitation, information contained in any review or report required to be provided to it in connection herewith), which UBS reasonably determines has had or could reasonably be expected to have a material adverse effect on the business, results of operations, condition (financial or otherwise), assets, liabilities or prospects of Holdings, Borrower, the Acquired Business and their respective subsidiaries taken as a whole; (v) in the reasonable judgment of UBS, a material adverse change or material disruption has occurred after the date of this Commitment Letter in the financial, banking or capital markets generally (including, without limitation, the markets for loans to or debt securities issued by companies similar to Borrower or the Acquired Business), which has had or could reasonably be expected to have a material adverse effect on the syndication of any portion of the Facilities or the marketing of the Notes; or (vi) any condition set forth in either Term Sheet or the Conditions Annex is not satisfied in any material respect or any covenant or agreement in this Commitment Letter or the Fee Letter or the letter of even date herewith among Sponsor, UBS and UBSS (the "Sponsor Letter") is not complied with in any material respect.

         Clear Market.

                  From the date of this Commitment Letter until our completion of syndication (as determined by us and notified in writing to you) of each of the Facilities and, if later, of the Notes Offering, you will ensure that no financing for Holdings, Borrower, the Acquired Business or any of your or their respective subsidiaries is announced, syndicated or placed without the prior written consent of UBS if such financing, syndication or placement would have, in the reasonable judgment of UBS, a detrimental effect upon the transactions contemplated hereby.

         Indemnity.

                  By your acceptance below, you hereby agree to indemnify and hold harmless each of UBSS, UBS and the other Lenders and their respective affiliates (including, without limitation, controlling persons) and the directors, officers, employees, advisors and agents of the foregoing (each, an "Indemnified Person") from and against any and all losses (excluding profits and fees), claims, costs, reasonable expenses, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) that arise out of or in connection with this Commitment Letter, the Term Sheets, the Conditions Annex, the Fee Letter, the Sponsor Letter, the Facilities or any of the transactions contemplated hereby or the providing or syndication of the Facilities, and to reimburse each Indemnified Person promptly upon its demand for any reasonable out-of-pocket legal or other expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or action or other proceeding (whether or not such Indemnified Person is a party to any action or proceeding), other than any of the foregoing of any Indemnified Person to the extent determined by a final judgment of a court of competent jurisdiction to have resulted solely by reason of the gross negligence, bad faith or willful misconduct of such Indemnified Person. You shall not be liable for any settlement of any such proceeding effected without your written consent, but if settled with such consent or if there shall be a final judgment for the plaintiff, you shall indemnify the Indemnified Persons from and against any loss or liability by reason of such settlement or judgment subject to your rights in this paragraph to claim exemption from your indemnity obligations. You shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding. None of UBSS, UBS or any other Lender (or any of their respective affiliates) shall be responsible or liable to Sponsor, Borrower, the Acquired Business or any of their respective subsidiaries, affiliates or stockholders or any other person or entity for any consequential damages which may be alleged as a result of this Commitment Letter, the Term Sheets, the Conditions Annex, the Fee Letter, the Sponsor Letter, the Facilities or the transactions contemplated hereby. In addition, you hereby agree to reimburse UBSS from time to time upon demand for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses of UBS and UBSS, appraisal, consulting and audit fees, and printing, reproduction, document delivery, travel, communication and publicity costs) incurred in connection with the syndication and execution of the Facilities, and the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Term Sheets, the Conditions Annex, the Fee Letter, the Sponsor Letter, the Financing Documentation and the administration, amendment, modification or waiver thereof (or any proposed amendment, modification or waiver); provided, however, that if the Closing Date does not occur, you shall be obligated to reimburse such expenses only to the extent you are reimbursed (after making demand therefor to the extent you are entitled to do so) for such expenses or you are in violation of this letter.

         Confidentiality.

                  This Commitment Letter is furnished for your benefit, and may not be relied on by any other person or entity. This Commitment Letter is delivered to you upon the condition that neither the existence of this Commitment Letter, the Term Sheets, the Conditions Annex, the Fee Letter, the Sponsor Letter nor any of their contents shall be disclosed by you or any of your affiliates, directly or indirectly, to any other person, except that such existence and contents may be disclosed (i) as may be compelled in a judicial or administrative proceeding or as otherwise required by law and (ii) to Sponsor and its affiliates, co-investors, limited partners, directors, officers, employees, attorneys, advisors and agents, in each case on a confidential and "need-to-know" basis and only in connection with the transactions contemplated hereby. In addition, this Commitment Letter, the Term Sheets and the Conditions Annex (but not the Fee Letter or the Sponsor Letter) may be disclosed to the Acquired Busi-

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                                      -7-

ness and its directors, officers, employees, attorneys, advisors and agents, in each case on a confidential and "need-to-know" basis and only in connection with the transactions contemplated hereby.

                  Notwithstanding the foregoing, and notwithstanding any other express or implied agreement or understanding to the contrary, you, we, Borrower and the Acquired Business and your, our and their respective employees, representatives, and other agents are authorized to disclose the tax treatment and tax structure of these transactions to any and all persons, without limitation of any kind. You, we, Borrower and the Acquired Business may disclose all materials of any kind (including opinions or other tax analyses) insofar as they relate to the tax treatment and tax structure of the transactions. This authorization does not extend to disclosure of any other information including (without limitation) (a) the identities of participants or potential participants in the transactions, (b) the existence or status of any negotiations, (c) any pricing or other financial information or (d) any other term or detail not related to the tax treatment and tax structure of the transactions.

         Other Services.

                  You acknowledge and agree that UBS, UBSS and/or their affiliates may be requested to provide additional services with respect to Sponsor, Borrower, the Acquired Business and/or their respective affiliates or other matters contemplated hereby. Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to the parties thereto. Nothing in this Commitment Letter is intended to obligate or commit UBS or UBSS or any of their affiliates to provide any services other than as set out herein.

         Governing Law, Etc.

                  This Commitment Letter and the commitment of the Lenders shall not be assignable by you without the prior written consent of the Lenders and UBSS, and any purported assignment without such consent shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by UBS, UBSS and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience only. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading "Indemnity," each Indemnified Person. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WILL BE REQUIRED THEREBY. Any right to trial by jury with respect to any claim or action arising out of this Commitment Letter is hereby waived. You hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in The City of New York (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or any of the matters contemplated hereby, and agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute.

You irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

                  Please indicate your acceptance of the terms hereof and of the Term Sheets, the Conditions Annex, the Fee Letter and the Sponsor Letter by returning to us executed counterparts of this Commitment Letter, the Fee Letter and the Sponsor Letter not later than 5:00 p.m., New York City time, on January 2, 2004. This Commitment Letter and the commitments of the Lenders hereunder and the agreement of UBSS to provide the services described herein are also conditioned upon your acceptance hereof and of the Fee Letter and the Sponsor Letter, and our receipt of executed counterparts hereof and thereof. Upon the earlier to occur of (A) the execution and delivery of the Financing Documentation by all of the parties thereto, or (B) June 30, 2004, if the Financing Documentation shall not have been executed and delivered by all such parties prior to that date, or (C) if earlier than (B), the date of termination of the Merger Agreement, this Commitment Letter and the commitments of the Lenders hereunder and the agreement of UBSS to provide the services described herein shall automatically terminate unless the Lenders and UBSS shall, in their discretion, agree to an extension. The compensation, expense reimbursement, confidentiality, indemnification and governing law and forum provisions hereof and in the Term Sheets and the Fee Letter shall survive termination of this Commitment Letter (or any portion hereof) or the commitments of the Lenders hereunder, provided that the expense reimbursement, indemnification and governing law and forum provisions shall terminate upon the execution and delivery of the Financing Documentation and be superseded by analogous provisions therein. The provisions under the headings "Syndication" and "Clear Market" above shall survive the execution and delivery of the Financing Documentation.

                            [Signature Page Follows]

                  We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

                                               Very truly yours,

                                               UBS LOAN FINANCE LLC

                                               By:    /s/ David A. Juge
                                                   -----------------------------
                                                   Name:  David A. Juge
                                                   Title: Managing Director

                                               By:    /s/ Thomas J. W. Archie
                                                   -----------------------------
                                                   Name:  Thomas J. W. Archie
                                                   Title: Director

                                               UBS SECURITIES LLC

                                               By:    /s/ David A. Juge
                                                   -----------------------------
                                                   Name:  David A. Juge
                                                   Title: Managing Director

                                               By:    /s/ Thomas J. W. Archie
                                                   -----------------------------
                                                   Name:  Thomas J. W. Archie
                                                   Title: Director

Commitment Letter

Accepted and agreed to as of
the date first written above:

GEO Holdings Corp.

By:    /s/ Daniel J. Hennessy
   --------------------------------
    Name:  Daniel J. Hennessy
    Title: President

                                                                         ANNEX I

                    SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

                               Bank Facilities(1)

Borrower:                           GEO Sub Corp. ("Borrower"), which will merge
                                    with and into the Acquired Business on the Closing Date.

Arranger:                           UBS Securities LLC ("UBSS" or the
                                    "Arranger").

Lenders: A syndicate of banks, financial institutions and other entities, including UBS Loan Finance LLC ("UBS"), arranged by UBSS in consultation with Borrower.

Administrative Agent
and Collateral Agent:               UBS AG, Stamford Branch (the "Administrative
                                    Agent" and the "Collateral Agent").

Type and Amount of Facilities:      Term Loan Facility:

                                    A Term Loan Facility (the "Term Loan
                                    Facility") in an aggregate principal amount of $25.0 million (each individual loan thereunder, a "Term Loan" and together the "Term Loans").

                                    Revolving Credit Facility:

                                    A revolving credit facility (the "Revolving
                                    Credit Facility") in an aggregate principal amount of $40.0 million. The Term Loan Facility and the Revolving Credit Facility are herein referred to collectively as the "Bank Facilities". Amounts to be agreed of the Revolving Credit Facility will be available as a letter of credit subfacility and a swingline subfacility.

Purpose: Proceeds of the Term Loan Facility and not more than $5.0 million of the Revolving Credit Facility will be used on the Closing Date to finance a portion of the Acquisition and the Refinancing and to pay fees, commissions and expenses in connection therewith. Following the Closing Date, the Revolving Credit Facility will also be used by Borrower and

---------------------------
(1) All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.

                                    its subsidiaries for working capital,
                                    capital expenditures, permitted acquisitions and general corporate purposes.

Closing Date:                       The date of consummation of the Acquisition.

Maturity Dates:                     Term Loan Facility: Six years from the
                                    Closing Date.

                                    Revolving Credit Facility: Five years from the Closing Date.

Availability:                       Term Loan Facility: Upon satisfaction or
                                    waiver of conditions precedent to drawing to be specified in the Bank Documentation, a single drawing may be made on the Closing
                                    Date of up to the full amount of the Term
                                    Loan Facility.

                                    Revolving Credit Facility: Upon satisfaction or waiver of conditions precedent to drawing to be specified in the Bank Documentation, borrowings may be made at any time on and after the Closing Date to but excluding the business day preceding the Maturity Date of the Revolving Credit Facility.

Letters of Credit:                  Each letter of credit shall expire not later
                                    than the earlier of (a) 12 months after its date of issuance and (b) the fifteenth day prior to the Maturity Date of the Revolving
                                    Credit Facility.

Amortization:                       Term Loan Facility: The Term Loan Facility
                                    will amortize in 24 consecutive equal
                                    quarterly installments; provided, that in the event the Alternative Structure is utilized, the term loan facility thereunder will amortize in 20 consecutive equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the term loan facility during the first 5 years thereof, with the balance payable in 4 equal quarterly installments during the 6th year thereof.

                                    Revolving Credit Facility: None.

Interest:                           At Borrower's option, Base Rate/Prime Rate
                                    and LIBOR loans will be available as
                                    follows:

                                    A. Base Rate/Prime Rate Option

                                    Interest will be at the Base Rate plus the applicable Interest Margin, calculated on the basis of the actual number of days elapsed in a year of 365 days and payable quarterly in ar-rears. The Base Rate is defined as the higher of the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1% and the prime commercial lending rate of UBS AG, as established from time to time at its Stamford Branch.

                                    Base Rate borrowings will require one
                                    business day's prior notice and will be in minimum amounts to be agreed upon.

                                    B. LIBOR Option

                                    Interest will be determined for periods
                                    ("Interest Periods") of one, two, three, six or, if available from all the Lenders, nine or twelve months (as selected by Borrower) and will be at an annual rate equal to the London Interbank Offered Rate ("LIBOR") for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin. LIBOR will be determined by the Administrative Agent at the start of each Interest Period and will be fixed through such period. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

                                    LIBOR borrowings will require three business days' prior notice and will be in minimum amounts to be agreed upon. The availability of LIBOR loans during the first 30 days after the Closing Date will be limited to one-month or shorter interest periods, provided that Borrower will be liable for any breakage costs incurred in connection with syndication.

Default Interest:                   Upon the occurrence and during the
                                    continuance of an event of default, interest will accrue on any amount of a loan or other amount payable under the Bank Facilities at a rate of 2.0% per annum in excess of the rate then applicable or, if no rate is specified, then 2.0% per annum in excess of the Base Rate plus the applicable Interest
                                    Margin; provided however, that except in the case of a payment default or a bankruptcy event, no default interest will accrue until the Borrower has received a request for default interest from the Administrative
                                    Agent or Requisite Lenders.

Interest Margins:                   The applicable Interest Margin will be the
                                    basis points set forth in the following
                                    table; provided that after the date on which Borrower shall have delivered financial statements for the fiscal quarter ending at least six months after the Closing Date, the Interest
                                    Margin with respect to the Revolving Credit
                                    Facility and, if UBSS determines that market conditions are appropriate and provided the Alternative Structure is not being used, the Term Loan Facility, will be determined pursuant to a grid to be determined.

                           Base Rate Loans      LIBOR Loans
                           ---------------      -----------
Term Loan Facility              2.25%              3.25%
Revolving Credit Facility       1.75%              2.75%

Commitment Fee:                     A Commitment Fee shall accrue on the unused
                                    amounts of the commitments under the
                                    Revolving Credit Facility. Such Commitment
                                    Fee will be 0.50% per annum, subject to
                                    reduction based on total leverage to be
                                    determined. Accrued Commitment Fees will be payable quarterly in arrears (calculated on a 360-day basis) for the account of the Lenders from the Closing Date.

Mandatory Prepayments:              An amount equal to (a) 100% of the net cash
                                    proceeds received from the sale or other disposition of all or any part of the assets of Holdings, Borrower or any of its subsidiaries after the Closing Date, subject to a 270 day reinvestment period, other than exceptions to be agreed, (b) 100% of the net cash proceeds received by Holdings, Borrower or any of its subsidiaries from the issuance of debt or preferred stock after the Closing
                                    Date, other than the Notes or other
                                    Qualifying Subordinated Debt (to be defined in the Bank Documentation) which refinances borrowings under the Bridge Facility and other exceptions to be agreed, (c) 50% of the net proceeds received from the issuance of common equity (including, but not limited to, upon the exercise of warrants and options) by, or equity contributions to, Holdings after the Closing Date, other than any amount thereof which is applied to the repayment of the Bridge Facility, equity issued in connection with permitted acquisitions and equity issued to a shareholder or option holder as of the Closing Date, subject to stepdowns to be agreed based on the Borrower's leverage ratio, (d) 100% of all casualty and condemnation proceeds in excess of amounts applied promptly to replace or restore any properties in respect of which such proceeds are paid to Holdings, Borrower and its subsidiaries, and other exceptions to be agreed and (e) 75% of excess cash flow of Borrower and its subsidiaries (to be defined in a manner to be agreed), subject to stepdowns to be agreed based on the Borrower's leverage ratio.

                                    There will be no prepayment penalties
                                    (except LIBOR breakage costs) for mandatory prepayments.

Optional Prepayments:               Permitted in whole or in part, with prior
                                    notice but without premium or penalty
                                    (except LIBOR breakage costs) and including accrued and unpaid interest, subject to limitations as to minimum amounts of prepayments.

Application of Prepayments:         Mandatory and optional prepayments will
                                    first be applied to the Term Loan Facility, and (a) in the case of manadatory prepayments, will be applied to scheduled amortization on a pro rata basis and (b) in the case of optional prepayments, will be applied as directed by Borrower to scheduled amortization due during the twelve month period commencing on the date of such optional prepayment, and on a pro rata basis thereafter. If the Term Loan Facility has been repaid in full, any prepayments made, other than prepayments made from excess cash flow pursuant to subsection (e) under "Mandatory Prepayments" above, shall be applied to reduce commitments under the Revolving Credit Facility (and to repay loans thereunder and/or cash collateralize letters of credit, in each case, in an amount equal to the excess of the aggregate amount of such loans and letters of credit over the commitment thereunder as so reduced); provided, that if the Alternative
                                    Structure is used, all mandatory prepayments shall be applied to reduce the revolving credit facility thereunder.

Guarantees:                         The Bank Facilities will be fully and
                                    unconditionally guaranteed on a joint and several basis by Holdings and all of the existing and future direct and indirect subsidiaries of Borrower (collectively, the
                                    "Guarantors"), subject to exceptions for foreign subsidiaries to the extent such guarantees would be prohibited by applicable law or could result in adverse tax consequences.

Security:                           The Bank Facilities and any interest rate
                                    protection facilities or other hedging
                                    facilities to which a Lender or an affiliate of a Lender is a counterparty will be secured by perfected first priority pledges
                                    (subject to permitted liens) of all of the equity interests of Borrower and each of Borrower's direct and indirect subsidiaries
                                    (limited to 65% of Borrower's first tier foreign subsidiaries in the case of any foreign subsidiaries, if pledging more could result in adverse tax consequences), and perfected first priority security interests
                                    (subject to permitted liens) in and
                                    mortgages on all tangible and intangible assets (including without limitation accounts receivable, inventory, equipment, general intangibles, intercompany notes, insurance policies, investment property, intellectual property, real property, cash and proceeds of the foregoing) of Borrower and the Guarantors, wherever located, now or hereafter owned, except, in the case of any foreign subsidiary, to the extent such pledge would be prohibited by applicable law or could result in adverse tax consequences, and subject to such other exceptions as are agreed.

Conditions to Initial Borrowings:   Conditions precedent to initial borrowings
                                    under the Bank Facilities will include
                                    (without limitation) those set forth in the Commitment Letter and in Annex III to the Commitment Letter.

Conditions to Each Borrowing:       Conditions precedent to each borrowing or
                                    issuance under the Bank Facilities will be those customary for a transaction of this type and others determined by UBS to be appropriate, including, without limitation,
                                    (1) the absence of any continuing default or event of default and (2) the accuracy of all representations and warranties.

Representations and Warranties:     Will apply to Holdings, Borrower and its
                                    subsidiaries and include (without limitation and with materiality and other qualifiers to be agreed) representations and warranties as to: financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority;
                                    enforceability of the Bank Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens;
                                    intellectual property; no burdensome
                                    restrictions; taxes; Federal Reserve
                                    regulations; ERISA; Investment Company Act;
                                    subsidiaries; environmental matters;
                                    solvency; accuracy of disclosure; and
                                    creation and perfection of security
                                    interests.

Affirmative Covenants:              Affirmative covenants will apply to
                                    Holdings, Borrower and its subsidiaries and will include (without limitation and with qualifiers and exceptions to be agreed):

                                    Delivery of financial and other information:
                                    certified quarterly and audited annual
                                    financial statements, reports to
                                    shareholders, notices of defaults,
                                    litigation and other material events,
                                    budgets and other information customarily supplied in a transaction of this type; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with all applicable laws and regulations (including, without limitation, environmental matters, taxation and ERISA) and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Agent to inspect property and books and records; further assurances with respect to security interests in after-acquired property; and agreement to establish an interest rate protection program and/or have fixed rate financing on 50% of the aggregate funded indebtedness of Borrower and its subsidiaries.

Negative Covenants:                 Negative covenants will apply to Holdings,
                                    Borrower and its subsidiaries and will
                                    include (without limitation and with
                                    qualifiers and exceptions to be agreed):

                                    1. Limitation on dispositions of assets and changes of business and ownership.

                                    2.  Limitation on mergers and acquisitions.

                                    3.  Limitations on dividends and stock
                                        repurchases and redemptions.

                                    4.  Limitation on indebtedness (including
                                        guarantees and other contingent
                                        obligations) and preferred stock.

                                    5.  Limitation on loans and investments.

                                    6. Limitation on liens and further negative pledges; limitation on prohibition of dividends, loans and asset transfers by subsidiaries.

                                    7.  Limitation on transactions with
                                        affiliates.

                                    8.  Limitation on sale and leaseback
                                        transactions.

                                    9.  Maintenance of Holdings as a passive
                                        holding company.

                                    10. Restrictions on amendments or voluntary
                                        prepayments of subordinated
                                        indebtedness.

                                    11. No modification or waiver of charter
                                        documents of Borrower and its
                                        subsidiaries or any documents relating
                                        to the Bridge Facility, the Notes, if
                                        any, and the Equity Financing in any
                                        manner materially adverse to the Lenders without the consent of the Requisite Lenders.

                                    12. No change to fiscal year.

Financial Covenants:                Financial covenants will apply to Borrower
                                    and its consolidated subsidiaries and will include:

                                    1.  Minimum interest coverage ratio.

                                    2.  Maximum leverage ratio.

                                    3.  Minimum fixed charge coverage ratio.

                                    4.  Maximum capital expenditures.

                                    For purposes of calculating financial
                                    covenants, accounting policies may not be changed without the consent of the Administrative Agent.

Events of Default:                  Will include (without limitation, and with
                                    grace periods and thresholds to be agreed
                                    upon) nonpayment, breach of representations and covenants, cross defaults, loss of lien on collateral, invalidity of guarantees, bankruptcy and insolvency events, ERISA events, judgments and change of ownership or control (to be defined).

Assignments and Participations:     Each Lender may assign all or a portion of
                                    its loans and commitments under the Bank
                                    Facilities (which shall not be required to be pro-rata among the Bank Facilities), or sell participations therein, to another person or persons, provided that each such assignment shall be in a minimum amount of $1.0 million with respect to the Term Loan
                                    Facility and $2.5 million with respect to the Revolving Credit Facility (or the remainder of such Lender's loans and commitments, if less) and shall be subject to certain conditions (including, without limitation, the consent of the
                                    Adminis-
                                    trative Agent and, provided there exists no default, the consent of the Borrower (in each case not to be unreasonably witheld or delayed), and the payment of an administrative fee to the Administrative
                                    Agent; provided that in the case of the
                                    Alternative Structure, Borrower shall have consent rights with respect to the revolving credit facility thereunder but not the term loan facility) and no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Bank Facilities (except as to certain basic issues).

Expenses and Indemnification:       All reasonable out-of-pocket expenses
                                    (including but not limited to reasonable legal fees and expenses and expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) of UBS, UBSS, the Administrative Agent and the Collateral
                                    Agent associated with the syndication of the Bank Facilities and with the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the documentation contemplated hereby are to be paid by Borrower upon funding of the Bank Facilities
                                    (subject to any rights of UBS and UBSS in respect of the Break-up Fee and provided that if there has been a violation of the Commitment Letter, the Fee Letter or the
                                    Engagement Letter by any of the Sponsor, Holdings or the Borrower or any of its subsidiaries, such expenses shall be repaid regardless of whether the Bank Facilities have been funded). In addition, all reasonable out-of-pocket expenses (including but not limited to reasonable legal fees and expenses) of the Lenders and the Administrative Agent for workout proceedings, enforcement costs and documentary taxes associated with the Bank
                                    Facilities are to be paid by Borrower.

                                    Borrower will indemnify the Lenders, UBS, UBSS, the Administrative Agent and the Collateral Agent and their respective affiliates, and hold them harmless from and against all out-of-pocket costs, reasonable expenses (including but not limited to reasonable legal fees and expenses), and liabilities arising out of or relating to the transactions contemplated hereby and any actual or proposed use of the proceeds of any loans made under the Bank Facilities; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final judgment of a court of competent jurisdiction to have been incurred solely by reason of the gross negligence, bad faith or willful misconduct of such person.

Yield Protection, Taxes and
Other Deductions:                   The Bank Documentation will contain yield
                                    protection provisions, customary for
                                    facilities of this nature, protecting the Lenders in the event of unavailability of LIBOR, breakage losses, reserve and capital adequacy requirements.

                                    All payments are to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender's applicable lending office). The Lenders will use reasonable efforts to minimize to the extent possible any applicable taxes and Borrower will indemnify the Lenders and the Administrative Agent for such taxes paid by the Lenders or the Administrative Agent.

Requisite Lenders:                  Lenders holding at least a majority of total
                                    loans and commitments under the Bank
                                    Facilities, with certain amendments
                                    requiring the consent of Lenders holding a greater percentage (or all) of the total loans and commitments under the Bank
                                    Facilities and amendments prior to
                                    completion of the syndication of the Bank
                                    Facilities (as determined by UBSS) also
                                    requiring the consent of UBS.

Governing Law and Forum:            The laws of the State of New York. Each
                                    party to the Bank Documentation will waive the right to trial by jury and will consent to jurisdiction of the state and federal courts located in The City of New York.

Counsel to UBS, UBSS,
the Administrative Agent and
the Collateral Agent:               Skadden, Arps, Slate, Meagher & Flom LLP.

                                                                        ANNEX II

                    SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

                               Bridge Facility(1)

Borrower:                           GEO Sub Corp. ("Borrower"), which will merge
                                    with and into the Acquired Business on the Closing Date.

Arranger:                           UBS Securities LLC ("UBSS" or the
                                    "Arranger").

Lenders: A syndicate of banks, financial institutions and other entities, including UBS Loan Finance LLC ("UBS"), arranged by UBSS in consultation with Borrower.

Administrative Agent:               UBS AG, Stamford Branch (the "Administrative
                                    Agent").

Type and Amount of Bridge Facility: $150.0 million senior unsecured bridge loan facility (the "Bridge Facility").

Purpose: Proceeds of borrowings under the Bridge Facility (the "Initial Loans") will be used to finance a portion of the Acquisition and the Refinancing and to pay fees, commissions and expenses in connection therewith.

Closing Date:                       The date of consummation of the Acquisition.

Maturity/Exchange:                  All the Initial Loans will mature on the
                                    date that is one year following the Closing
                                    Date (the "Maturity Date"). If any Initial
                                    Loan has not been previously repaid in full on or prior to the Maturity Date, subject to the conditions outlined below under
                                    "Conditions to Conversion of the Initial
                                    Loans," such Initial Loan shall be converted into a term loan (each, a "Term Loan" and, together with the Initial Loans, the "Loans") maturing on the date that is six months after the final maturity of the Term
                                    Loan Facility under the Bank Facilities (the
                                    "Final Maturity Date"). The Lenders in
                                    respect of the Initial Loans and the Term
                                    Loans will have the option (i) in the case of Initial Loans, at the Maturity Date or
                                    (ii) in the case of Term Loans, at any time or from time to time, to receive notes (the
                                    "Exchange Notes") in exchange for Initial
                                    Loans or Term Loans having the terms

-----------------------
(1) All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.

                                    set forth in the term sheet attached hereto as Exhibit A, provided that in the case of UBS or any of its affiliates, it shall not request Exchange Notes except in connection with assignments to third parties.

Availability:                       Upon satisfaction of conditions precedent to
                                    drawing to be specified in the Bridge
                                    Documentation, a single drawing may be made on the Closing Date of up to the full amount of the Bridge Facility.

Interest:                           Prior to the Maturity Date, interest on the
                                    Initial Loans shall be payable at the
                                    greatest of the following as of the Closing
                                    Date and as of the beginning of each
                                    subsequent quarterly period: (i) 10.0%,
                                    increasing by an additional 50 basis points at the end of each three month period subsequent to the Closing Date for so long as the Initial Loans are outstanding; (ii)
                                    LIBOR plus 850 basis points, increasing by an additional 50 basis points at the end of each three month period subsequent to the Closing Date for so long as the Initial
                                    Loans are outstanding; and (iii) in the case of each subsequent quarterly period only, the rate in effect during the prior quarterly period plus 50 basis points, increasing by an additional 50 basis points at the end of each subsequent three month period for so long as the Initial Loans are outstanding. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

                                    Interest on the Initial Loans will be
                                    payable in arrears at the end of each
                                    three-month period and at the Maturity Date.
                                    Interest on the Initial Loans shall not
                                    exceed 14.0% per annum and, to the extent the interest payable on the Initial Loans exceeds 12.0% per annum, Borrower may, at its option, cause such excess interest to be added to the principal amount of the Initial Loans.

                                    Following the Maturity Date, all outstanding
                                    Term Loans will accrue interest at the rate provided for in the Exchange Notes in Exhibit A hereto, subject to the absolute and cash caps applicable to the Exchange Notes.

                                    Calculation of interest shall be on the
                                    basis of actual days elapsed in a year of 360 days.

Default Interest:                   Upon the occurrence and during the
                                    continuance of an event of default, interest will accrue on any amount of a loan or other amount payable under the Bridge Facility at a rate of 2.0% per annum in excess of the rate otherwise applicable to the Initial Loans, will be payable in accordance with the provisions described above under the heading
                                    "Interest Rate" and will be payable on
                                    demand; provided, however, that except in the case of a payment default or a bankruptcy event, no default interest will accrue until the Borrower has received a request for default interest from the Administrative Agent or Requisite Lenders.

Mandatory Redemption:               Borrower will be required to prepay Initial
                                    Loans (and, if issued, Exchange Notes, to the extent required by the terms of such Exchange Notes) on a pro rata basis, at par plus accrued and unpaid interest, from the net cash proceeds from the incurrence of any debt or the issuance of any equity or any asset sales, subject to (i) exceptions to be agreed and (ii) any requirements in the Bank
                                    Facilities.

Optional Prepayments:               The Initial Loans may be prepaid, in whole
                                    or in part, at the option of Borrower, at any time with prior notice, at par plus accrued and unpaid interest and breakage costs.

Guarantees:                         The Bridge Facility will be guaranteed on a
                                    senior basis by Holdings and each of
                                    Borrower's subsidiaries that guarantees the
                                    Bank Facilities.

Security:                           None.

Ranking: Pari passu in right of payment with the Bank Facilities and all other obligations of Borrower and the guarantors except for subordinated indebtedness.

Conditions to Borrowing:            Conditions precedent to borrowing under the
                                    Bridge Facility will include (without
                                    limitation) those set forth in the
                                    Commitment Letter and Annex III to the
                                    Commitment Letter.

Representations and Warranties:     Substantially same as those in the Bank
                                    Documentation, with such changes as are
                                    necessary or appropriate for the Bridge
                                    Facility.

Affirmative and Negative Covenants: Substantially same as those in the Bank
                                    Documentation, with such changes as are
                                    necessary or appropriate for the Bridge
                                    Facility, and compliance with obligations in the Fee Letter.

Financial Covenants:                Based on those in the Bank Documentation,
                                    with appropriate cushions to be determined by UBSS.

Events of Default:                  Will include (without limitation)
                                    nonpayment, breach of representations and covenants, cross payment default and cross acceleration, invalidity of guarantees, bankruptcy and insolvency events, ERISA events, judgments and change of ownership or control (to be defined).

Conditions to Conversion
of Initial Loans:                   On the Maturity Date, unless (i) Holdings,
                                    Borrower or any significant subsidiary
                                    thereof is subject to a bankruptcy or other insolvency proceeding, (ii) there exists a matured default with respect to the Initial
                                    Loans (other than payment at maturity) or
                                    (iii) there exists a default in the payment when due at final maturity of any indebtedness of Borrower or any of its subsidiaries, or the maturity of such indebtedness shall have been accelerated, the Initial Loans shall automatically be converted into Term Loans (subject to the Lenders' rights to convert Initial Loans into Exchange Notes as set forth in Exhibit
                                    A hereto).

Assignments and Participations:     Each Lender may, in consultation with the
                                    Borrower assign all or a portion of its
                                    Loans and commitments under the Bridge
                                    Facility, or sell participations therein, to another person or persons, provided that each such assignment shall be in minimum amounts of $1.0 million (or the remainder of such Lender's loans and commitments, if less) and shall be subject to certain
                                    conditions (including, without limitation, the consent of the Administrative Agent, which consent shall not be unreasonably withheld, and the payment of an administrative fee to the Administrative
                                    Agent) and no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Bridge Facility (except as to certain basic issues).

Expenses and Indemnification:       All reasonable out-of-pocket expenses
                                    (including but not limited to reasonable legal fees and expenses and expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) of UBS, UBSS and the Administrative Agent associated with the syndication of the Bridge Facility and with the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the documentation contemplated hereby are to be paid by Borrower upon funding of the Bridge Facility (subject to any rights of UBS and UBSS in respect of the Break-up Fee and provided that if there has been a violation of the Commitment Letter, the Fee Letter or the Engagement Letter by any of the Sponsor, Holdings or the Borrower or any of its subsidiaries, such expenses shall be repaid regardless of whether the Bank Facilities have been funded). In addition, all out-of-pocket expenses
                                    (including but not limited to reasonable legal fees and expenses) of the Lenders and the administrative agent for the Bridge
                                    Facility for workout proceedings,
                                    enforcement costs and documentary taxes
                                    associated with the Bridge Facility are to be paid by Borrower.

                                    Borrower will indemnify the Lenders, UBS, UBSS and the Administrative Agent and their respective affiliates, and hold them harmless from and against all out-of-pocket costs, reasonable expenses (including but not limited to reasonable legal fees and expenses), and liabilities arising out of or relating to the proposed transactions, including but not limited to the Acquisition, the Refinancing or any transactions related thereto and any actual or proposed use of the proceeds of any loans made under the Bridge Facility; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final judgment of a court of competent jurisdiction to have been incurred solely by reason of the gross negligence, bad faith or willful misconduct of such person.

                                    Borrower will indemnify the Lenders for
                                    withholding taxes imposed by any
                                    governmental authorities. Such
                                    indemnification shall consist of customary tax gross-up provisions.

Requisite Lenders:                  Lenders holding at least a majority of total
                                    Loans and commitments under the Bridge
                                    Facility, with certain modifications or
                                    amendments requiring the consent of Lenders holding a greater percentage (or all) of the total Loans and commitments under the Bridge
                                    Facility.

Governing Law and Forum:            The laws of the State of New York. Each
                                    party to the Bridge Documentation will waive the right to trial by jury and will consent to jurisdiction of the state and federal courts located in The City of New York.

Counsel to UBSS and
the Administrative Agent:           Skadden, Arps, Slate, Meagher & Flom LLP.

                                                                    Exhibit A to
                                                                        ANNEX II

                    Summary of Principal Terms and Conditions
                                of Exchange Notes

                  Capitalized terms used but not defined herein have the meanings given (or incorporated by reference) in the Summary of Principal Terms and Conditions of the Bridge Facility to which this Exhibit A is attached.

Issuer: Borrower will issue Exchange Notes under an indenture which complies with the Trust Indenture Act (the "Indenture"). Borrower in its capacity as issuer of the Exchange Notes is referred to as the "Issuer."

Guarantors:                         Same as Initial Loans.

Principal Amount:                   The Exchange Notes will be available only in
                                    exchange for the Initial Loans (at the
                                    Maturity Date) or the Term Loans (at any
                                    time). The principal amount of any Exchange
                                    Note will equal 100% of the aggregate
                                    principal amount of the Initial Loans or the Term Loans for which it is exchanged.

Maturity:                           The Exchange Notes will mature on the
                                    seventh anniversary of the Maturity Date.

Interest Rate:                      The Exchange Notes will bear interest at a
                                    rate equal to the Initial Rate (as defined below) plus the Exchange Spread (as defined below). Notwithstanding the foregoing, the interest rate in effect at any time shall not exceed 14.0% per annum, and to the extent the interest payable on any Exchange
                                    Note exceeds a rate of 12.0% per annum, the Issuer may, at its option, cause such excess interest to be paid by issuing additional
                                    Exchange Notes in a principal amount equal to such excess portion of interest. The
                                    "Initial Rate" shall be equal to the
                                    interest rate applicable to the Initial
                                    Loans and in effect on the Maturity Date.
                                    "Exchange Spread" shall mean 50 basis points during the 3 month period commencing on the Maturity Date and shall increase by 50 basis points at the beginning of each subsequent 3 month period.

                                    Any holder of Exchange Notes may, at its option, elect to have all or part of its Exchange Notes accrue at a fixed interest rate equal to the interest rate in effect at the time of the election.

                                    Calculation of interest shall be on the
                                    basis of the actual number of days elapsed in a year of twelve 30-day months.

Default Interest:                   Upon the occurence of an event of default on
                                    the Exchange Notes, interest on the Exchange
                                    Notes will accrue at a rate of 2.0% per
                                    annum in excess of the rate otherwise
                                    applicable to such Exchange Notes, and will be payable in accordance with the provisions described above under the heading "Interest
                                    Rate"; provided, however, that except in the case of a payment default or a bankruptcy event, no default interest will accrue until the Borrower has received a request for default interest from the Administrative
                                    Agent or Requisite Lenders.

Ranking:                            Same as Initial Loans.

Mandatory Offer to Purchase:        The Issuer will be required to offer to
                                    purchase the Exchange Notes upon a Change of Control (to be defined in the Indenture) at 101% of the principal amount thereof plus accrued interest to the date of purchase.

Optional Redemption:                Redemption of Exchange Notes will be subject
                                    to restrictions and premiums typical for high-yield debt securities.

Registration Rights:                The Issuer will be required to:

                                    -   within 60 days after the date of
                                        issuance of any Exchange Notes having,
                                        when taken together with any Exchange
                                        Notes previously issued, an aggregate
                                        face value in excess of $10.0 million
                                        (the "Issue Date"), file a registration
                                        statement for an offer to exchange the
                                        Exchange Notes for publicly registered
                                        notes with identical terms;

                                    - use its reasonable best efforts to cause the registration statement to become effective under the Securities Act within 150 days after the Issue Date;

                                    -   complete the exchange offer within 180
                                        days after the Issue Date; and

                                    -   file a shelf registration statement for
                                        the resale of the Exchange Notes if it
                                        cannot complete an exchange offer within those time periods listed above and in certain other circumstances.

                                        If the Issuer does not comply with these obligations, it will be required to pay additional interest to the holders of the Exchange Notes at a rate customary for transactions of this kind, as reasonably determined by UBSS.

                                    In addition, unless and until the Issuer has consummated the exchange offer and, if required, caused the shelf registration statement to become effective, the holders of the Exchange Notes will have the right to "piggy-back" the Exchange Notes in the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Issuer (other than on a Form S-4) unless all the Exchange Notes and Term Loans will be redeemed or repaid from the proceeds of such securities.

Right to Transfer Exchange Notes:   The holders of the Exchange Notes shall have
                                    the absolute and unconditional right to
                                    transfer such Exchange Notes in compliance with applicable law to any third parties.

Covenants:                          Those typical for an indenture governing a
                                    high yield note issue of a new issuer.

Events of Default:                  Those typical for an indenture governing a
                                    high yield note issue of a new issuer.

Governing Law:                      The laws of the State of New York.

                                                                       ANNEX III

                            CONDITIONS TO CLOSING(1)

                  The commitment of the Lenders under the Commitment Letter with respect to each of the Facilities, UBS's and UBSS's agreements to perform the services described in the Commitment Letter, the consummation of the Transactions and the funding of the Facilities are subject to the conditions set forth in the Commitment Letter and satisfaction of each of the conditions precedent set forth below.

                  1. The Lenders shall have reviewed, and be reasonably satisfied with, the final structure, terms and conditions and the documentation relating to the Acquisition, including the Merger Agreement (collectively, the "Acquisition Documents") and each of the other Transactions, and such structure, terms and conditions shall not have been changed from those described in the Commitment Letter, the Term Sheets and this Annex III in any way determined by UBSS to be material without the prior consent of UBSS (it being acknowledged that the draft of the Merger Agreement dated December 30, 2003 is acceptable). The Acquisition and the other Transactions shall be consummated concurrently with the initial funding of the Facilities in accordance with the Acquisition Documents and such other documentation without waiver or amendment thereof unless consented to by the Lenders.

                  2. Borrower shall have received not less than $61.3 million (which may include up to $4.9 million of management rollover) from the Equity Financing from management, Sponsor and its affiliates and co-investors and other investors acceptable to UBSS. The terms of the Equity Financing shall not require any payments or other distributions of cash or property in respect thereof, or any purchases, redemptions or other acquisitions thereof for cash or property, prior to the payment in full of all obligations under the Facilities and the Notes, if any.

                  3. The Lenders shall have reviewed, and be reasonably satisfied with, the ownership, corporate, legal, tax, management and capital structure of Holdings, Borrower and their respective subsidiaries (after giving effect to the Transactions) and any securities issued, and any indemnities, employment and other arrangements entered into, in connection with the Transactions.

                  4. The Lenders shall have received, reviewed, and be reasonably satisfied with, (i) audited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of each of Borrower (if available) and the Acquired Business prepared in accordance with GAAP for each of the three last fiscal years ending more than 90 days prior to the Closing Date (the "Audited Financial Statements"), (ii) unaudited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of each of Borrower (if available) and the Acquired Business prepared in accordance with GAAP for each fiscal quarter ending after the last fiscal year covered by the Audited Financial Statements and prior to 45 days prior to the Closing Date and for the comparable periods of the preceding fiscal year (the "Unaudited Financial Statements") (with respect to which the independent auditors shall have performed a SAS 100 review), (iii) pro forma consolidated balance sheet and related statements of income and cash flows for Borrower (the "Pro Forma Financial Statements"), as well as pro forma levels of EBITDA and other operating data (the "Pro Forma Data"), for the last fiscal

----------------------
(1) All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this Annex III is attached.

year covered by the Audited Financial Statements, each fiscal quarter covered by the Unaudited Financial Statements and for the latest four-quarter period ending more than 45 days prior to the Closing Date, in each case after giving effect to the transactions contemplated hereby and (iv) forecasts of the financial performance of Borrower and its subsidiaries. The Pro Forma Financial Statements and the Pro Forma Data shall be consistent in all material respects with the sources and uses described in the Commitment Letter and the forecasts provided to the Lenders. The Pro Forma Financial Statements shall be prepared on a basis consistent with pro forma financial statements set forth in a registration statement filed with the Securities and Exchange Commission.

                  5. Holdings, Borrower and its subsidiaries shall be in compliance, in all material respects, with all applicable foreign and U.S. federal, state and local laws and regulations, including all applicable environmental laws and regulations. All necessary governmental and material third party approvals in connection with the Transactions shall have been obtained and shall be in effect.

                  6. Sources and uses of funds and the assumptions relating thereto (including indebtedness or preferred equity of Holdings, Borrower, the Acquired Business or any of their respective subsidiaries after giving effect to the Transactions) shall be as set forth in the Commitment Letter.

                  7. The Lenders shall be satisfied that Borrower and its subsidiaries will have adequate working capital and capital expenditure funds and availability after the Closing Date.

                  8. Borrower's pro forma consolidated Adjusted EBITDA for the last four-quarter period ending more than 30 days prior to the Closing Date, calculated as described above in paragraph 4, shall not be less than $37.0 million.

                  9. The Lenders shall have received all legal opinions (including any legal opinions delivered under the Acquisition Documents, together with appropriate reliance letters), certificates (including a solvency certificate from Borrower's chief financial officer) and all reports and opinions (including a solvency opinion, if one is being obtained in connection with the Acquisition) of appraisers, consultants or other advisors retained by UBSS (with Borrower's consent, such consent not to be unreasonably witheld) to review the business, operations or condition of Holdings, Borrower and its subsidiaries giving effect to the Transactions as UBSS shall reasonably request, and shall be reasonably satisfied with such opinions, certificates and reports.

                  10. All costs, fees, expenses (including, without limitation, legal fees and expenses and the fees and expenses of appraisers, consultants and other advisors) and other compensation payable to the Lenders, UBSS, UBS, the Administrative Agent or the Collateral Agent shall have been paid to the extent due and invoiced.

                  11. UBSS shall have had not less than 30 days to conduct the syndication of the Facilities, such period to commence upon delivery of the final confidential information memorandum referred to in the Commitment Letter under "Syndication" to UBSS.

                  12. Concurrently with the initial funding of the Facilities, all pre-existing indebtedness of the Borrower, the Acquired Business and its subsidiaries (other than any indebtedness approved in writing by the Arranger and the Administrative Agent) shall have been repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms satisfactory to the Arranger and the Administrative Agent.

ADDITIONAL BANK FACILITY CONDITIONS

                  In addition, the commitment of the Lenders under the Commitment Letter with respect to the Bank Facilities, UBS's and UBSS's agreements to perform the services described in the Commitment Letter, the consummation of the Transactions and the funding of the Bank Facilities are subject to the following additional conditions precedent set forth below.

                  1. The negotiation, execution and delivery of the Bank Documentation, including schedules, exhibits and ancillary documentation and related guarantees, security documentation and other support documentation consistent with the Term Sheets and otherwise reasonably satisfactory to the Lenders.

                  2. Prior to or concurrently with the initial borrowings under the Bank Facilities, Borrower shall have received gross proceeds of at least $150.0 million either from the issuance and sale of the Notes or from borrowings under the Bridge Facility. The documentation and terms of the Notes and the Bridge Facility shall be consistent with the Term Sheets and otherwise reasonably satisfactory in form and substance to the Lenders.

                  3. Upon completion of all applicable filings, the Collateral Agent shall have a perfected, first priority lien on and security interest in all assets as required in the Bank Term Sheet under the heading "Security."

                  4. The Bank Documentation shall contain other conditions related to the initial fundings thereunder which are required by the Lenders and are customary for transactions of its type.

ADDITIONAL BRIDGE FACILITY CONDITIONS

                  In addition, the commitment of the Lenders under the Commitment Letter with respect to the Bridge Facility, UBS's and UBSS's agreements to perform the services described in the Commitment Letter, the consummation of the Transactions and the funding of the Bridge Facility are subject to the following additional conditions precedent set forth below.

                  1. The negotiation, execution and delivery of the Bridge Documentation, including schedules, exhibits and ancillary documentation and related guarantees and other support documentation consistent with the Term Sheets and otherwise reasonably satisfactory to the Lenders.

                  2. Prior to or concurrently with the borrowings under the Bridge Facility, the Bank Documentation shall have been executed and delivered, and Borrower shall have received gross proceeds of at least $30.0 million from borrowings under the Bank Facilities. The Bank Documentation shall be consistent with the Term Sheets and otherwise reasonably satisfactory in form and substance to the Lenders.

                  3. Borrower shall have engaged the Investment Bank referred to in the Fee Letter to place the Securities referred to therein. Borrower shall have prepared and delivered to the Investment Bank an Offering Document (as defined in the Fee Letter) at least 30 days prior to the Closing Date (or such earlier date as may be deemed necessary by the Investment Bank). The Investment Bank shall have marketed the Securities for such a period as is customary to complete the sale of securities such as the Securities, but in any event not less than 15 days unless a shorter period is acceptable to the Investment Bank.

                  4. The Bridge Documentation shall contain other conditions related to drawdown thereon which are required by the Lenders and are customary for transactions of its type.